UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 24, 2007
Date of Report (Date of earliest event reported)

MOBILEMAIL (US) INC.
(Exact name of registrant as specified in its charter)

Nevada	000-51855	Not Applicable
(State or other jurisdiction of	(Commission File	(IRS Employer Identification
incorporation)	Number)	No.)

Suite 5.12, 130 Shaftesbury Avenue
London, England	W1D 5EU
(Address of principal executive offices)	(Zip Code)

+44(0) 20 7031 1185
Registrant's telephone number, including area code

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Matters

Mobilemail (US) Inc. (“we”, “our”, “us” or the “Company”) has entered into a letter of intent with txtNation Ltd. (“TxtNation”) and Jonathon Rowsell and Michael Whelan dated April 24, 2007. TxtNation is a UK based provider of mobile messaging and billing solutions. Jonathon Rowsell and Michael Whelan are principal shareholders of TxtNation (the “Principal Shareholders”).

The letter of intent contemplates the acquisition by us of up to 49% of the shares of TxtNation from the Principal Shareholders in consideration for an aggregate of GBP 1,250,000 in cash and the issuance of shares of our common stock with a value of $7,000,000. We would acquire an initial 20% of the issued and outstanding shares of TxtNation by the payment of GBP 500,000 in cash and the issuance of shares of our common stock with a value of $4,000,000. Upon completion of this initial acquisition, we would be granted the option exercisable up to December 31, 2007 to acquire a further 29% of the issued and outstanding shares of TxtNation by the payment of GBP 750,000 in cash and the issuance of shares of our common stock with a value of $3,000,000. The payments and share issuances required to exercise this option would be made as follows:

Date of Payment	Cash Payment (GBP)	Shares to be issued to value of
Closing Date of Acquisition of Additional 29% Interest	£500,000	$1,500.000
6 month Anniversary of Closing	£250,000	$1,500,000
TOTAL	£750,000	$3,000,000

If we exercised our option, we would own an aggregate of 49% of the issued and outstanding shares of TxtNation.

The closing of the proposed initial acquisition of a 20% interest would be subject to the completion by us of a financing for total proceeds of at least US$1,500,000. Closing of the initial acquisition of a 20% interest in TxtNation would follow within five business days of the satisfaction of all conditions precedent to closing and, in any event, by no later than July 31, 2007. The closing of the acquisition of the additional 29% interest in TxtNation will occur within five (5) business days following the date of exercise of the option by us. It will be a further condition of closing that TxtNation will have delivered to us financial statements of TxtNation in the form required to be filed by us with the United States Securities and Exchange Commission (the “SEC”) in accordance with our reporting obligations under the Securities Exchange Act of 1934 (the “Exchange Act”).

The letter of intent further provides that the proposed acquisition is expressly subject to:

  a satisfactory due diligence review by each of the Company, TxtNation and the Principal Shareholders;

  the negotiation, execution and delivery of a definitive equity share purchase and option agreement between the parties to the letter of intent and any other shareholders of TxtNation that would include the terms and conditions set forth in the term sheet attached to the letter of intent; and

  the approval of the respective boards of directors of each of the Company and TxtNation.

If the acquisition of the initial 20% interest is completed, TxtNation will have the right to appoint two persons to our board of directors. If the option to acquire the additional 29% interest is not exercised, this right shall drop to the right to appoint one director. We will have the right to appoint one person to TxtNation’s board of directors.

Each party has agreed to use their best efforts to negotiate the definitive agreement which will set forth the terms and conditions of the share exchange and the option within thirty days of the date of the letter of intent, being May 24, 2007. Until such time as a definitive agreement is signed, none of the parties to the letter of intent will be legally bound to complete the acquisition transaction.

There is no assurance that we will be able to conclude and enter into a definitive share exchange and option agreement for the acquisition of an interest in TxtNation. Further, even if we do enter into a definitive agreement, there is no assurance that we will be able to raise the financing necessary to complete the acquisition or otherwise complete the acquisition. If we are successful in acquiring the initial 20% interest in TxtNation, there is no assurance that we will be able to exercise our option to acquire the additional 29% interest in TxtNation.

The foregoing summary does not purport to be a complete statement of the parties’ rights and obligations under the letter of intent nor the transactions contemplated thereby, and is qualified in its entirety by reference to the letter of intent, a copy of which is attached to this current report as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits

(a)	Financial Statements of Business Acquired.

Not applicable.

(b)	Pro forma Financial Information.

Not applicable.

(c)	Shell Company Transaction.

Not applicable.

(d)	Exhibits.

Exhibit Number	Description of Exhibit
99.1	Letter of Intent entered into between the Company, TxtNation and the Principal Shareholders on April 24, 2007
99.2	Press Release of the Company, dated April 25, 2007

SIGNATURES

Pursuant to the requirements of the Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOBILEMAIL (US) INC.

/s/ Peter Ahman

Date: April 27, 2007	By:
Peter Åhman

President and Chief Executive Officer